Exhibit 99

Media	Investors
Mary Eshet	Jim Rowe
704-383-7777	415-396-8216
Wells Fargo & Company Increases Quarterly Cash Dividend
Rate to $0.12 and Increases Common Stock Repurchase
Authority
SAN FRANCISCO, March 18, 2011 — Wells Fargo & Company (NYSE: WFC) today announced a special first quarter 2011 cash dividend on its common stock of $0.07 per share, which together with the $0.05 per share dividend declared on January 25, 2011, brings the total dividend declared for the first quarter to $0.12 per share. The special dividend is payable March 31, 2011, to stockholders of record on March 28, 2011.
The Board of Directors also increased the Company’s authority to repurchase common stock by an additional 200 million shares. The quarterly dividend rate increase to $0.12 per share was part of the capital plan the Company submitted to the Federal Reserve Board in January 2011. Also included in the capital plan were common stock repurchases, the redemption of certain trust preferred capital securities and the continued open market repurchases of common stock warrants.
“We are extremely pleased to reward our shareholders with an increased dividend,” said CEO John Stumpf. “Throughout the recent economic downturn, Wells Fargo remained focused on providing customers with the financial services they need — that is our time-tested strategy for successful performance and delivering value to shareholders. We have confidence in our capital plan, which recognizes the continued strength of our capital position and supports our goal of returning over time to a more normalized dividend payout ratio of 30 percent. In addition to moving toward a more normalized dividend, we’re pleased to reinstate our stock repurchase program with an authorization of 200 million shares, which is a useful tool to return capital to our shareholders when conditions are favorable and to offset our employee benefit plan issuances. We appreciate the patience and loyalty our shareholders have demonstrated, and we look forward to continued dividend increases over time.”
Wells Fargo & Company is a nationwide, diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com and wachovia.com), and other distribution channels across North America and internationally. With approximately 280,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 19 on Fortune’s 2009 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially. The Company has approximately 5.3 billion shares outstanding.
Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements about our future regulatory capital levels and possible future capital actions, including common stock dividends and common stock repurchases. Forward-looking statements speak only as of the date made, and we do not undertake to update them. Actual capital levels and capital actions may vary materially from the expectations described in this news release due to a number of factors, including those described in our reports filed with the Securities and Exchange Commission and available at www.sec.gov. The amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions. The Company may use shares of common stock acquired under the repurchase authority for any corporate purpose.